SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (“Agreement”) is made as of the ___ day of December, 2008, by and among Emy’s Salsa Aji Distribution Company, Inc., a Nevada corporation (the “Company”), and the Investors set forth on the signature page affixed hereto (each an “Investor” and collectively, the “Investors”).

Recitals:

A.           The Company and the Investors are executing and delivering this Agreement in connection with an offering of securities of the Company (the “Offering”) in reliance upon the exemption from securities registration afforded by the provisions of Regulation D (“Regulation D”), as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”); and

B.           The Investors wish to purchase from the Company, and the Company wishes to sell and issue to the Investors, upon the terms and conditions stated in this Agreement, shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) aggregating $375,000 (the “Investment”)

C.           The purchase price for the Investment shall be $1.00 per share of Common Stock (the “Purchase Price”); and

D.           Pursuant to its terms an aggregate of up to 375,000 shares of Common Stock may be sold in this Offering.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common control with, such Person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” means the Company’s common stock, par value $0.001 per share, and any securities into which the common stock may be reclassified.

“Company’s Knowledge” means the actual knowledge of the executive officers (as defined in Rule 405 under the 1933 Act) of the Company, after due inquiry.

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), business, or prospects of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“SEC Filings” has the meaning set forth in Section 4.6.

“Securities” means the Common Stock purchased pursuant to this Agreement.

“Shares” means the shares of Common Stock to be purchased in connection with the Offering.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“1933 Act” has the meaning set forth in the Recitals above.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.           Purchase and Sale of the Units.

2.1           Purchase and Sale. Subject to the terms and conditions of this Agreement, on the Closing Date, the Investors shall severally, and not jointly, purchase, and the Company shall sell and issue to the Investor, shares of Common Stock in the respective amounts set forth opposite the Investor’s names on the signature pages attached hereto in exchange for payment of each Investor’s pro rata share of the Purchase Price as specified in Section 3 below; provided, however, that not more than $375,000 of Common Stock at a price of $1.00 per shares, in the aggregate, shall be purchased in this Offering.

3.           Closing.  Each Investor shall deliver, or cause to be delivered, their pro rata share of the Purchase Price to the Escrow Agent, in immediately available funds, to be held and disbursed by the Escrow Agent as provided in the Escrow Agreement.  The Escrow Agent shall promptly notify the Company of its receipt of the aggregate Purchase Price from any Investor and shall deposit such amount in an interest bearing account, as further set forth in the Escrow Agreement.  The Company shall deliver certificates representing the appropriate number of Shares of Common Stock to the Escrow Agent to be held and disbursed by the Escrow Agent as provided in the Escrow Agreement.  The Purchase Price and Shares of Common Stock are hereafter referred to collectively as, the “Escrow Property”).  The Escrow Agent shall hold the Escrow Property in accordance with the terms and conditions of the Escrow Agreement.  On the date (the “Closing Date”) the Escrow Agent receives joint written instructions from the Company and each Investor directing the manner in which the Escrow Agent shall distribute all or any portion of the Purchase Price, plus any interest earned thereon, and the Shares of Common Stock, and provided each of the conditions set forth in Section 6 hereof have been satisfied or waived by the appropriate party or parties, the Escrow Property shall be released to the Investors and the Company, as applicable (each, a “Closing”).  The Closing(s) shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ 07726, or at such other location and on such other date as the Company and the Investors shall mutually agree.

4.           Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investors that, except as set forth in the schedules delivered herewith (collectively, the “Disclosure Schedules”):

4.1           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted and to own its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and could not reasonably be expected to have a Material Adverse Effect.

4.2           Authorization.  The Company has full power and authority and has taken all requisite action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Common Stock and the authorization of the performance of all obligations of the Company hereunder.  This Agreement constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

4.3           Valid Issuance.  The Shares have been duly and validly authorized and, when issued and paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investors).

4.5           Delivery of SEC Filings; Business.  The Company has made available to the Investors through the EDGAR system, true and complete copies of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 (the “10-KSB”), and all other reports filed by the Company pursuant to the 1934 Act since the filing of the 10-KSB and prior to the date hereof (collectively, the “SEC Filings”).  Except as indicated in the SEC Filings, the SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period.  The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

4.6           No Material Adverse Change.  Since September 30, 2007, there has not been:

(a)           any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Quarterly Report of Form 10-QSB for the fiscal quarter ended September 30, 2007, except for changes in the ordinary course of business which have not had and could not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

(b)           any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

(c)           any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

(d)           any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

(e)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

(f)           any change or amendment to the Company’s Certificate of Incorporation or Bylaws, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject;

(g)           any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

(h)           any material transaction entered into by the Company or a Subsidiary other than in the ordinary course of business;

(i)           the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

(j)           the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

(k)           any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

4.7           SEC Filings.

(a)           At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b)           To the Company’s knowledge, each registration statement and any amendment thereto filed by the Company pursuant to the 1933 Act and/or 1934 Act, and the rules and regulations thereunder, as of the date such statement or amendment became effective, complied as to form in all material respects with the 1933 Act and/or 1934 Act, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading; and each prospectus filed pursuant to Rule 424(b) under the 1933 Act, as of its issue date and as of the closing of any sale of securities pursuant thereto did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.8           No Conflict, Breach, Violation or Default.  The execution, delivery and performance of this Agreement by the Company and the issuance and sale of the Securities will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s Certificate of Incorporation, as amended by the Amendment, or the Company’s Bylaws, in effect on the date hereof (true and complete copies of which have been made available to the Investors), or (ii)(a) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (b) any agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or a Subsidiary is bound or to which any of their respective assets or properties is subject.

4.9           Tax Matters.  The Company has timely prepared and filed all tax returns required to have been filed by the Company or such subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due.  There are no tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property.  There are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

4.10           Title to Properties.  The Company has good and marketable title to all real properties and all other properties and assets owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them and the Company holds any leased real or personal property under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

4.11           Certificates, Authorities and Permits.  The Company possesses adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and the Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

4.12           Litigation.  There are no pending actions, suits or proceedings against or affecting the Company or any of its or their properties; and to the Company’s knowledge, no such actions, suits or proceedings are threatened or contemplated.

4.13           Financial Statements.  The financial statements included in each SEC Filing present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto, and, in the case of quarterly financial statements, as permitted by Form 10-QSB under the 1934 Act).

4.14           No Directed Selling Efforts or General Solicitation.  Neither the Company nor any Person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D) in connection with the offer or sale of any of the Securities.

4.15           No Integrated Offering.  Neither the Company nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the Securities under the 1933 Act.

4.16           Private Placement.  The offer and sale of the Securities to the Investors as contemplated hereby is exempt from the registration requirements of the 1933 Act.

4.17           Dilution; Hedging. The Company acknowledges and agrees that the issuance of the Securities will have a potential dilutive effect on the equity holdings of other holders of the Company’s equity or rights to receive equity of the Company. The Board of Directors of the Company has concluded, in its good faith business judgment, that the issuance of the Securities is in the best interests of the Company.

5.           Representations and Warranties of the Investors.  The Investors hereby severally, and not jointly, represents and warrants to the Company that:

5.1           Organization and Existence.  Each Investor is an individual or a validly existing corporation, limited partnership, or limited liability company and has all requisite individual, corporate, partnership or limited liability company power and authority to invest in the Common Stock pursuant to this Agreement.

5.2           Authorization.  The execution, delivery and performance by such Investor of this Agreement to which such Investor is a party have been duly authorized and will each constitute the valid and legally binding obligation of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally.

5.3           Purchase Entirely for Own Account.  The Common Stock to be received by such Investor hereunder will be acquired for such Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time.  Such Investor is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

5.4           Investment Experience.  Such Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

5.5           Disclosure of Information.  Such Investor has had an opportunity to receive all information related to the Company requested by it and to ask questions of and receive answers from the Company regarding the Company, its business and the terms and conditions of the offering of the Securities.  Such Investor acknowledges receipt of copies of the SEC Filings.  Neither such inquiries nor any other due diligence investigation conducted by such Investor shall modify, amend or affect such Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

5.6           Restricted Securities.  Such Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

5.7           Legends.  It is understood that, except as provided below, certificates evidencing the Securities may bear the following or any similar legend:

(a)           “The securities represented hereby may not be transferred unless (i) such securities have been registered for sale pursuant to the 1933 Act, as amended, (ii) such securities may be sold pursuant to Rule 144, or (iii) the Company has received an opinion of counsel reasonably satisfactory to it that such transfer may lawfully be made without registration under the 1933 Act, as amended, or qualification under applicable state securities laws.”

(b)           If required by the authorities of any state in connection with the issuance of sale of the Securities, the legend required by such state authority.

5.8           Accredited Investor.  Such Investor is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the 1933 Act.

5.9           No General Solicitation.  Such Investor did not learn of the investment in the Securities as a result of any public advertising or general solicitation.

5.10           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by this Agreement, any valid right, interest or claim against or upon the Company, any Subsidiary or an Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of such Investor.

5.11           Reliance on Exemptions.  Such Investor understands that the Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Investor set forth herein in order to determine the availability of such exemptions and the eligibility of such Investor to acquire the Securities.

6.           Conditions to Closing.

6.1           Conditions to the Investor’s Obligations. The obligation of each Investor to purchase the Securities at the Closing is subject to the fulfillment to such Investor’s satisfaction, on or prior to the Closing Date, of the following conditions, any of which may be waived by such Investor (as to itself only):

(a)           The representations and warranties made by the Company in Section 4 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date, and, the representations and warranties made by the Company in Section 4 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date.

(b)           The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

(c)           The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities all of which shall be in full force and effect.

(d)           The Company shall have executed and delivered certificates representing the appropriate number of Shares of Common Stock.

(e)           The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f)           The Company and the Stockholders shall have executed and delivered the Lock-Up Agreement.

(g)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

(h)           The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the issuance of the Securities, certifying the current versions of the Certificate of Incorporation and Bylaws of the Company and certifying as to the signatures and authority of persons signing this Agreement and related documents on behalf of the Company.

6.2           Conditions to Obligations of the Company. The Company’s obligation to sell and issue the Shares of Common Stock at the Closing is subject to the fulfillment to the satisfaction of the Company on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

(a)           The representations and warranties made by the Investor in Section 5 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investment Representations shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as if they had been made on and as of said date.  The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by them on or prior to the Closing Date.

(b)           The Investor shall have delivered to the Escrow Agent the Purchase Price for the number of Shares of Common Stock to be purchased.

(c)           The Investor and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(d)           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby.

6.3           Termination of Obligations to Effect Closing; Effects.

(a)           The outstanding obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

(i)           Upon the mutual written consent of the Company and the Investor;

(ii)           By the Company if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

(iii)           By an Investor (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor;

(iv)           By either the Company, or any Investor (with respect to itself only), if the Closing has not occurred on or prior to November 21, 2008; or

provided, however, that, except in the case of clause (i) above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

(b)           Nothing in this Section 6.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

7.           Covenants and Agreements of the Company.

7.1           No Conflicting Agreements.  The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Investor under this Agreement.

7.2           Compliance with Laws.  The Company will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

7.3           Removal of Legends.  Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) Rule 144 becoming available the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the 1933 Act.  From and after the earlier of such dates, upon the Investor’s written request, the Company shall promptly cause certificates evidencing the Investor’s Securities to be replaced with certificates which do not bear such restrictive legends.

7.4           Registration Rights.  The Investor does not have registration rights, however, if at any time the Company files a registration statement and the Common Stock purchased herein by the Investor is not freely saleable under Rule 144 or registered in an effective registration statement, then such Investor shall have piggyback registration rights in order to include the Investor’s Common Stock in the registration statement.

7.5           Most Favored Nation Provision. For a period of twenty four (24) months following the Closing Date, other than the Excepted Issuances (as defined herein), if the Company shall offer, issue or agree to issue any Common Stock or securities (including preferred stock, debentures, warrants, options or other rights, howsoever denominated) convertible into or exercisable for shares of Common Stock (or modify any of the foregoing which may be outstanding) (collectively, “New Securities”) to any person or entity at a purchase or conversion price per share and/or an exercise price per share, respectively, which shall be less than the Purchase Price (adjusted for capital adjustments such as stock splits or dividends paid in shares of common stock), then the Investor shall have the right to apply the lowest such purchase price, conversion price or exercise price of the offering or sale of such New Securities to the purchase price of the Common Shares then held by the Investors (and, if necessary, the Company will issue additional shares to Investors to take into account the amount paid by the Investors as of the Closing Date and the adjustment made to the per share purchase price contemplated herein), as of the date of the offering or sale of such New Securities, and the appropriate adjustments to this Agreement will be deemed made accordingly, provided, however, that any such adjustment required to be made because of an issuance of New Securities shall not adjust the Purchase Price to a price lower than $0.25 per share.  The rights of the Investor set forth herein are in addition to any other rights the Investor has pursuant to this Agreement and any other agreement referred to or entered into in connection herewith.  For purposes of this section, the term “Excepted Issuances” shall mean: (i) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans, if any, hereto at prices equal to or higher than the Purchase Price; or (ii) upon conversion of any options or convertible securities which are outstanding on the date hereof, provided that such issuance is made pursuant to the terms of such options or convertible securities in effect on the date hereof and the option or convertible security is not amended or changed after the date hereof and the other material terms of such options or convertible securities are not otherwise amended or changed after the date hereof.

7.6           Current Public Information for Rule 144’s “evergreen” Requirement.  Beginning on the date following the expiration of the holding period under Rule 144 and until such time as all Shares issued in connection with this Offering are sold or may be sold without restriction under Rule 144, the Company shall use its commercially reasonable efforts to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act in order to enable the Investors to sell the Securities under Rule 144 of the Securities Act.  The Company will prepare and make publicly available in accordance with Rule 144(c) and Rule 144(i) such information as is required for the Company to keep current in its filings and for the Investors to sell the Shares under Rule 144.  In the event that the Company fails to timely file all reports required to keep the Company current in its filings so the Investors may sell under Rule 144, the Company shall pay to each Investor, an amount in cash, as partial liquidated damages and not as a penalty, equal to 0.5% of the aggregate purchase price paid by such Investor pursuant to this Agreement on the date of the expiration of the one-year period following the Closing Date and an additional 0.5% of the aggregate purchase price paid for each thirty (30) day period thereafter that this Section 7.6 is not complied with.  Liquidated damages payable by the Company pursuant to this Section 7.6 shall be payable on the first (1st) business day of each thirty (30) day period that the terms of this section are not complied with, provided, however, that such liquidated damages shall not exceed 10% of the aggregate purchase price paid by the Investors.

8.           Survival and Indemnification.

8.1           Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement, provided, however, that Sections 7.3, 7.4 and 7.6 shall survive for the period of time provided in each respective section.

8.2           Indemnification.  The Company agrees to indemnify and hold harmless each Investor and its Affiliates and their respective directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Person for all such amounts as they are incurred by such Person.

8.3           Conduct of Indemnification Proceedings.  Promptly after receipt by any Person (the “Indemnified Person”) of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to Section 8.2, such Indemnified Person shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Company shall not relieve the Company of its obligations hereunder except to the extent that the Company is materially prejudiced by such failure to notify.  In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  The Company shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Person from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.  Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld, the Company shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Person from all liability arising out of such proceeding.

9.           Miscellaneous.

9.1           Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that an Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a private transaction without the prior written consent of the Company or the other Investor, after notice duly given by such Investor to the Company provided that no such assignment or obligation shall affect the obligations of such Investor hereunder and, provided, further, that Section 7.5 herein shall not survive such transfer or assignment.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2           Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

9.3           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.4           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or telecopier, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.

9.5           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.  In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement, the party or parties which do not prevail in such proceedings shall severally, but not jointly, pay their pro rata share of the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.

9.6           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.  Notwithstanding the foregoing, no consideration shall be offered or paid by the Company to any Investor to amend or consent to a waiver or modification of any provision of any of this Agreement.

9.7           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

9.8           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

9.9           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

9.10           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

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[SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

EMY’S SALSA AJI DISTRIBUTION COMPANY, INC.

By:
Name:
Title:

INVESTOR:

Number of Shares being purchased:

By:
Name: Title:

Address:
Aggregate Purchase Price:
Facsimile:

Number of Shares being purchased:

By:
Name: Title:

Address:
Aggregate Purchase Price:
Facsimile:

SCHEDULE 1

Accredited Investor Status

Investor Name:_________________________

Please initial below the items which apply to your status as an Accredited Investor.

______________	An individual having a net worth with spouse (excluding automobiles, principal residence and furnishings) at the time of purchase, individually or jointly, in excess of $1,000,000.

______________
An individual whose individual net income was in excess of $200,000 in each of the two most recent years, or whose joint net income with his or her spouse was in excess of $300,000 in each of those years, and who reasonably expects his individual or joint income with such investor’s spouse to reach such level in the current year.

______________	A corporation or partnership, not formed for the specific purpose of acquiring the purchased securities, having total assets in excess of $5,000,000.

______________	A small business investment company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

______________	A self-directed benefit plan within the meaning of ERISA, with investment decisions made solely by persons who are accredited investors as defined in Rule 501(2) of Regulations D.

______________
A trust with total assets in excess of $5,000,000 not formed for the specific purpose of acquiring the purchased securities, whose purchase is directed by a sophisticated person (i.e., a person who has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the purchased securities).

______________	An entity in which all of the equity owners are accredited investors.

______________	Other (describe):